Exhibit 10.3

CxO SERVICE AGREEMENT

This CxO SERVICE AGREEMENT (the “Agreement”) is made with retroactive effective as of _____ (the “Effective Date”), by and between OBOOK HOLDINGS INC., a company registered in the Cayman Islands (the “Company”) and xxx, xxx-xxx (the “Officer”), an individual whose ID number issued by the Republic of Taiwan being A_________.

The parties hereby agree as follows:

1	Duties and Scope of Services

1.1	Position. The Officer’s position is the Chief _____ Officer of the Company, and the Officer should report to the CEO and the Board of Directors of the Company (the “Board”).

1.2	Scope of Services.

1.2.1	The officer is responsible for build and manage a _____team.

1.2.2	The officer shall review code and design architecture and ensure that _____ team deliver quality products on time.

1.2.3	The officer shall able to use the updated technologies and spirit of taking up challenges.

1.3

The Officer shall (i) devote his entire business time, attention and efforts to the business and affairs of the Company as is reasonably necessary to discharge the services contemplated hereby, and to advance the interests of the Company, (ii) comply with all written policies of the Company applicable to the Officer, which may be adopted and amended from time to time, after the Effective Date, and (iii) exercise due care and discharge the services contemplated hereby faithfully and diligently and to the best of his ability. The Officer further agrees that he will not accept any other employment, mandate, directorship, supervisorship or directly or indirectly engage in any other type of activity that could be construed as employment or business enterprise during the Term by the Company unless otherwise stipulated in this Agreement or by prior written consent of the Company.

1.4

The Officer shall render his services to the Company on a full-time basis, and on such other times as needed by the Company, in order to carry out the Officer’s duties as set forth in Section 1.2 and Section 1.3 hereof.

1.5	If the Officer is designated to serve as a director or supervisor of the Company or its Affiliates, the Officer shall serve in such a capacity without additional compensation.

1.6	Term. The term of this Agreement (the “Term”) commences on or before the Effective Date and continues until the earliest to occur of:

1.6.1	The mutual agreement of the parties;

1.6.2	The Officer’s death; or

1.6.3	Termination by either party in accordance with Section 3.

2	Compensation and other benefits

2.1

Base Salary. During the Term, the Company will pay Officer as compensation for his services an annual salary of NT$_____ (the “Annual Salary”) and such Annual Salary may be increased on an annual basis in connection with the Company’s normal compensation review process.

2.2

Compensation Practices. The Officer may be paid an annual bonus at the discretion of the CEO (the “Bonus”). All compensation for the Officer will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. The Company reserves the right to cancel or change any Bonus plan or Bonus scheme it offers to its officer(s) at any time, and the parties agree that the Company will not be held liable for such cancellation or change.

2.3

Insurance and Pension. During the Term, the Officer will be eligible for insurance benefits and pension that are standard or customary for his position and such optional insurance benefits and pension will be managed in accordance with the applicable laws in the Republic of China, subject to the sole discretion of the Company.

2.4

Reimbursement for Expenses. The Company shall promptly pay directly or reimburse the Officer for all reasonable out-of-pocket business expenses incurred by the Officer in connection with his performance of services hereunder; provided that all such expenses are properly documented in accordance with policies adopted from time to time by the Company.

3	Termination

3.1

Termination by the Company for Cause; termination by the Officer for other than Good Reason. If the Company terminates this Agreement for Cause, or the Officer terminates this Agreement for other than Good Reason,

3.1.1

the Company shall pay the Officer (i) the Annual Salary and Bonus earned but unpaid through the termination date, and (ii) all accrued expense reimbursements through the termination date in accordance with established Company plans and policies, less standard withholdings for tax and social security purposes. If this Agreement is terminated under this Section 3.1, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, except to the extent as may be required by law. All insurances, pensions and benefits provided by the Company under this Agreement or otherwise shall cease as of the termination date;

3.1.2

upon the termination of this Agreement under this Section 3.1, the Officer shall, immediately and without any undue delay, (i) return all tangible and intangible properties of the Company and all documents and other tangible materials containing or representing the Confidential Information, and (ii) cease accessing or using the properties and resources of the Company, including, without limitation, offices, emails, other user accounts provided by third party service providers, devices, access cards and keys.

3.2	Termination without Cause or for Good Reason. If the Company terminates this Agreement without Cause, or the Officer terminates this Agreement for Good Reason,

3.2.1

the Company shall pay the Officer (i) the Annual Salary and Bonus earned but unpaid through the termination date, and (ii) all accrued expense reimbursements through the termination date in accordance with established Company plans and policies, less standard withholdings for tax and social security purposes. If this Agreement is terminated under this Section 3.2, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, except to the extent as may be required by law. All insurances, pensions and benefits provided by the Company under this Agreement or otherwise shall cease as of the termination date;

3.2.2

since the Officer is retained by the Company under a mandate agreement, he shall have no right to severance payment under the Labor Standards Law of Taiwan; provided that the Company may at its sole discretion provide the same severance payment as would have been payable to an employee of the Company in Taiwan if the Company voluntarily decides to offer the same treatment under the Labor Standards Law to the Officer for the sole purpose of severance payment only; and provided further that if such severance payment is made by the Company, the Officer hereby agrees that such payment shall be deemed as settlement in entirety of all outstanding liabilities of the Company owed to such Officer, if any, in the event of a termination of this Agreement; and

3.2.3

upon the termination of this Agreement under this Section 3.2, the Officer shall, immediately and without any undue delay, (i) return all tangible and intangible properties of the Company and all documents and other tangible materials containing or representing the Confidential Information, and (ii) cease accessing or using the properties and resources of the Company, including, without limitation, offices, emails, other user accounts provided by third party service providers, devices, access cards and keys.

3.3	Death.

3.3.1

If the Officer dies during the Term, the Company shall pay to the Officer’s estate, legatees or heirs (i) the Annual Salary and Bonus earned but unpaid through the date of the Officer’s death, and (ii) all accrued expense reimbursements through the date of the Officer’s death in accordance with established Company plans and policies, less standard withholdings for tax and social security purposes. In the event of the Officer’s death, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, except to the extent as may be required by law. All insurances, pensions and benefits provided by the Company under this Agreement or otherwise shall cease as of the date of the Officer’s death.

3.4	Disability.

3.4.1

The Company may terminate this Agreement if the Officer suffers a Disability. If this Agreement is terminated under this Section 3.4, the Company shall pay the Officer (i) the Annual Salary and Bonus earned but unpaid through the termination date, and (ii) all accrued expense reimbursements through the termination date in accordance with established Company plans and policies, less standard withholdings for tax and social security purposes. If this Agreement is terminated under this Section 3.4, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind, except to the extent as may be required by law. All insurances, pensions and benefits provided by the Company under this Agreement or otherwise shall cease as of the termination date.

4	Non-Competition and other Obligations

4.1

Non-Competition during the Term. The Officer agrees that during the Term, the Officer shall not, directly or indirectly, contact, solicit, provide service to, engage in or work in part-time manner of or participate in the same or similar business, projects or activities and shall not be employed by or associated with or invested in any Person (such as the company or personal or institutional organization) who is or was a client of the Company, or who is in competition with or may form or raise competition against the Company or its Affiliates. The Officer also agrees not to engage in profit-making activities by making use of the Company’s equipment and facilities, or doing the same during working hours.

4.2

After the termination of this Agreement, the Officer shall not, directly or indirectly, contact, solicit, provide service to, engage in or work in part-time manner of or participate in the same or similar business, to any Person (such as the company or personal or institutional organization) who is or was a client of the Company, or solicit any supplier, employee(s) or officer(s) of the Company. The Officer agrees that the Company has its sole discretion to include this non-competition provision in the work certificate that will be given to the Officer.

4.3

The Officer further represents and warrants that there is no non-competition covenant or restriction entered into by the Officer with his previous employer preventing him from joining the Company and from carrying out fully his duties in the position provided in this Agreement.

4.4

The Officer agrees that he shall not disparage the Company, its Affiliates or any of the officers, directors or employees of the Company or its Affiliates. For the purpose of this Section 4.4, “disparage” shall mean any negative comment or statement, whether written or oral or made via electronic means, about the Company, its Affiliates, any of the officers, directors or employees of the Company or its Affiliates, or any product, service, supplier or service provider of the Company or any of its Affiliates. The Officer agrees that he shall pay liquidated damages equivalent to the total of 200% of Annual Salary that he has received from the Company if the Officer violates this Section 4.4; provided that the Company may require the Officer to pay actual damages if the Company can demonstrate that actual damages exceed the aforementioned liquidated damages. This Section 4.4 shall survive the termination of this Agreement.

5	Confidentiality

5.1

The definition of Confidential Information. The term Confidential Information in this Agreement means any or all the following materials provided or disclosed, collected, summarized, integrated, studied, developed or obtained by the Company, or its Affiliates, or being disclosed under the authorization of the third party, which should be continuously kept confidential according to the law or to this Agreement or by the intention of Company or disclosing party (“Confidential Information”). The aforesaid Confidential Information shall not be limited to the interest on the commercial side, and can be produced in any form including in writing or oral notices, various information medium, and every know-how not carried in a concrete medium, the scope of which above shall include but is not limited to: (1) all information related to the Contract, Protocol, Case Report Form (CRF), Final Report, the Company’s Standard Operating Procedure (SOP), internal control system, operating plan, processes of the Company, client, potential client; (2) all financial statement, business, records and projections, or information in connection with the procurement plan, marketing plan and method, cost calculation; (3) all the information of or in connection with new product R&D plan, manufacturing method, product, design drawings, operational process, professional skills, databank, computer programs; (4) all the client’s information, contracts between suppliers and clients, personnel and salary information, financial information, the undisclosed invention or creation, the invention or creation not conforming to the patent conditions, the confidential information disclosed by the third party, and/or any information being learned by the Company or its Affiliates resulting from the contract and from the law; and (5) other information for which, the wording of secret or confidential or some similar document has been indicated, expressed or stated.

5.2

The Officer shall be obliged to keep secret for Confidential Information referred in this Agreement, and shall do his best efforts to strictly keep and perform the secret of such Confidential Information. Except for the information that the Officer obtains according to the specified procedure due to the work execution or under the authorization of the Company, the Officer shall not be allowed to detect, employ, misuse or in improper method to investigate, obtain or use Confidential Information referred in this Agreement.

5.3

Regarding Confidential Information being learned, held or received by the Officer from the work or outside the work, without the express written consent of the Company in advance, the Officer shall not either arbitrarily make photocopies, send e-mail, duplicate disks or other magnetic document, take photos, record the sound or image, or record by any tangible objects or by any other method, or hold the said Confidential Information. If the Officer needs to conduct the aforesaid photocopy, duplication or any other form of filing, then the Officer shall take the initiative in informing the Company and shall destroy the spare copies upon separation according to the Company’s instructions or return to the Company.

5.4

The Officer shall not divulge Confidential Information, by oral method or e-mail, or deliver document, disk or other magnetic record, sound tape, VCR tape or any other direct or indirect method, to the Persons who have no right to touch or access to such Confidential Information in so far as the work is concerned and such Persons shall include but are not limited to other employees of the Company, collaborators, competitors or potential competitors, clients or potential clients.

5.5

Regarding Confidential Information held, preserved or used by the Officer during the work execution that should be authorized by the Company or the legal disclosure to the third party (e.g. disclosed to the Company directly by the Company’s client) for which the Company is obligated to protect the secrecy keeping, the Officer shall not reauthorize Confidential Information, which are held, preserved or used or possessed by the Officer, to the third party disagreed by the Company for use or for any form of application.

5.6

Except for works related to the business, the Officer shall not engage in illegal or personal activities by making use of the Company’s network and computer resources, and shall be prohibited from installing any software program without the Company’s consent. When making use of computers and network resources owned by the Company, the Officer shall act in compliance with the Company’s policy. The Officer agrees that the Company may, from time to time, check the Officer’s uses of the Company’s network and computer resources, and may prepare a backup of the computer data.

5.7

Confidential Information hereunder that is held, kept or possessed or received by the Officer due to the work as being agreed by the Company, whatever the pattern it may be, shall be deemed to and remain the properties of the Company. Upon the termination of this Agreement, the Officer shall complete the separation procedure according to the Company’s request and shall promptly return to the Company all documents and other tangible materials containing or representing Confidential Information that has been disclosed by the Company, including without limitation originals, copies, disks, other magnetic records, the original version, photocopies, duplications, the excerpts or records produced by the Officer, or held, learned or kept or possessed by the Officer by whatever means. In the meantime, the Officer shall provide a written statement declaring that the Officer has returned all the aforesaid information, which is no longer possessed by the Officer. In the event where any Confidential Information is omitted and therefore not returned, the Officer shall return it within two days after such omission is found.

6	Personal Data Protection

6.1

The Officer understands and agrees that, for the purposes of: (i) the processing of the job application; (ii) human resources management purposes such as payroll and compensation administration and processing, benefits and insurance administration and management, and performance evaluation; (iii) provision of references in relation to his engagement to future employer(s); (iv) intra-group communications; (v) monitoring compliance with the Company’s policies or applicable laws, and reporting any non-compliance to the relevant parties; (vi) acting in response to or in compliance with any legitimate request from any government departments or other regulatory authorities; and (viii) other purposes directly relating to any of the above, it is necessary for the Company and its Affiliates to collect, process and use (including but not limited to disclosure to relevant service providers and other third parties which may be located in Taiwan or other countries) the Officer’s personal information related to his identification, family, employment, and other categories of information relevant to the fulfillment of the foregoing purposes, during the recruitment process and the Term, until the latest of: (x) the termination of the Officer’s engagement with the Company, (y) the elimination of all the purposes set out above, or (z) the expiration of any mandatory data retention periods where applicable. The Officer acknowledges and agrees that he will provide the Company with all relevant assistance and cooperation that the Company may require to meet the above needs, including (but not limited to) signing any consent and relevant documents. The Company will retain the Officer’s personal information in accordance with the requirements under the applicable laws of the Republic of China and implement appropriate security measures to safeguard and prevent his personal information from unauthorized disclosure and access.

6.2

As provided under the Personal Data Protection Law, the Officer has the right to access, review, obtain a copy of, request to stop further collection, processing, or use of, delete, supplement or correct, the Officer’s personal information held by the Company by submitting a written request to the Human Resources Department Head. If the Company is unable to do the aforesaid collection, processing or use, it may not be able to proceed with the relevant personnel administrative works, including but not limited to payment of Annual Salary and Bonus, provision of insurance and other benefits, etc. If it is necessary for the Officer to provide to the Company any personal information about any Person other than himself, the Officer shall, upon the request of the Company, inform such Person of the matters contained in this Section 6, and provide any necessary assistances to obtain for the Company written consent from such Person.

7	No Waiver

The failure of the parties in any instance to exercise any of their rights under this Agreement shall not constitute a waiver of any other rights that may subsequently arise under this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition.

8	Entire Agreement and Modification

This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed and constitutes the entire and complete understanding of the parties in relation to the employment. Any modification or amendment to this Agreement will not be valid unless made in writing and signed by both the Company and the Officer.

9	Notice

Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following deposit in the Post Office with postage and fees prepaid, addressed to the other party hereto at the address last known or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

10	Government Law and Jurisdiction

The terms of this Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, the Officer’s engagement with the Company or any other relationship between the Company and the Officer (a “Dispute”) will be governed by the laws of the Republic of China, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, the Company and the Officer consents to the exclusive jurisdiction of, and venue in, the Taipei District Court in Taipei, Republic of China.

11	Severability

If any of the terms of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, such term or terms shall be deemed null and void and shall be considered deleted from this Agreement. All the remaining terms shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

Company	The Officer

By:_____________________________ Name: Wang, Chun-Kai Title: CEO Date: Address: 3F., No. 213, Sec. 3, Beixin Rd., Xindian Dist., New Taipei City, Taiwan Email: darren@owlting.com	By:_____________________________ Name: Title: Date: Address: Email:

SCHEDULE I: DEFINITIONS

Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to such terms as follows:

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly Controls or is Controlled by, or under direct or indirect common Control with, such entity.

“Cause” is defined as (i) dishonesty, fraud, misrepresentation, embezzlement or other act of dishonesty with respect to the Company or any Affiliates, (ii) any crime in connection with the foregoing, (iii) failure to perform the Officer’s duties (other than a failure resulting from the Officer’s complete or partial incapacity due to physical or mental illness or impairment) after written notice thereof and a reasonable opportunity to remedy such failure, or (iv) breach of any employment, service, confidentiality or non-compete agreement of the Company or any subsidiary after written notice thereof and a reasonable opportunity to remedy such failure.

“Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) of a Person means (i) the direct or indirect ownership of more than 50% of the total voting securities or other evidences of ownership interest of such Person; or (ii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disability” means that the Officer is unable, as determined in good faith by the Board, to engage in any substantial gainful activity or perform the essential functions of the Officer’s position by reason of any medically determinable physical or mental impairment.

“Good Reason” means the Officer’s resignation sixty (60) days following any action by the Company (or its successors or acquirers) that, without the Officer’s consent, (i) materially reduces the Officer’s duties, or (ii) reduces the Officer’s Annual Salary or eligibility to participate in bonus, incentive or other benefit plans or otherwise materially and adversely affects the Officer’s working conditions, in each case in a manner that disproportionately adversely affects the Officer as compared to other comparable officers; provided, however, that a change by a surviving or acquiring entity that results in compensation, title and duties with respect to the acquired or surviving entity or a division or unit thereof created out of the Company or its assets (whether it becomes a subsidiary, unit or division) that is comparable to the Officer’s then current position will not constitute Good Reason.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.